As filed with the Securities and Exchange Commission on September 10, 2003.
Registration No. 333-107741

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 2

TO
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NII Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1671412
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600

Reston, Virginia 20191
(703) 390-5100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Gilker, Esq.

Vice President and General Counsel
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Robert E. Spicer, Jr., Esq. Williams Mullen A Professional Corporation 1021 East Cary Street Richmond, Virginia 23219 (804) 643-1991	Andrew R. Schleider, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

      Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$13,827	*
National Association of Securities Dealers Inc. Filing Fee	17,591	*
Printing Expenses	300,000
Accounting Fees and Expenses	200,000
Legal Fees and Expenses	500,000
Miscellaneous Expenses	54,000

Total	$1,085,418

*	Represents actual expenses. All other expenses are estimates.

      Pursuant to a registration rights agreement, we have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of our securities owned by MacKay and covered by prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Item 15.	Indemnification of Directors and Officers

      Article Seven of the Amended and Restated Certificate of Incorporation of NII Holdings provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

      Under Article Seven, any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section.

      Section 7.1 of NII Holdings’ bylaws (the “Bylaws”) provides that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not so serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred in Section 7.1 also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such person is not entitled to be so indemnified under Section 7.1.

      Section 7.4 of the Bylaws provides that the corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

      Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 16.	Exhibits

      The following exhibits are filed on behalf of the Registrant as part of this registration statement:

1.1	Form of Underwriting Agreement.*
2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
4.1	Indenture governing the 13% Senior Secured Discount Notes Due 2009 issued by NII Holdings (Cayman), Ltd., dated as of November 12, 2002, among NII Holdings (Cayman), Ltd., the Guarantors named therein and Wilmington Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings Form 10-Q, filed on November 14, 2002, File No. 000-32421).
4.2	Form of 13% Senior Secured Discount Notes (incorporated by reference to Exhibit A to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on November 14, 2002, File No. 000-32421).
5.1	Opinion of Williams Mullen.**
23.1	Consent of Williams Mullen (included in Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.**
24.1	Powers of Attorney.**
99.1	Awareness letter of Pricewaterhouse Coopers LLP.**

*	Filed herewith.

**	Previously filed.

Item 17.	Undertakings

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 10th day of September, 2003.

NII HOLDINGS, INC.

By:	/s/ ROBERT J. GILKER

Robert J. Gilker
Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven M. Shindler	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2003

* Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial Officer)	September 10, 2003

* Ricardo Israele	Vice President and Controller (Principal Accounting Officer)	September 10, 2003

* Timothy M. Donahue	Director	September 10, 2003

* Steven P. Dussek	Director	September 10, 2003

* Neal P. Goldman	Director	September 10, 2003

Charles M. Herington	Director	September 10, 2003

* Carolyn Katz	Director	September 10, 2003

* Donald E. Morgan	Director	September 10, 2003

Signature	Title	Date

* John W. Risner	Director	September 10, 2003

* Charles F. Wright	Director	September 10, 2003

*	Robert J. Gilker, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.

/s/ ROBERT J. GILKER

Robert J. Gilker
Vice President and General Counsel

Date: September 10, 2003

EXHIBIT INDEX

Exhibit No.	Document

1.1	Form of Underwriting Agreement.*
2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
4.1	Indenture governing the 13% Senior Secured Discount Notes Due 2009 issued by NII Holdings (Cayman), Ltd., dated as of November 12, 2002, among NII Holdings (Cayman), Ltd., the Guarantors named therein and Wilmington Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings Form 10-Q, filed on November 14, 2002, File No. 000-32421).
4.2	Form of 13% Senior Secured Discount Notes (incorporated by reference to Exhibit A to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on November 14, 2002, File No. 000-32421).
5.1	Opinion of Williams Mullen.**
23.1	Consent of Williams Mullen (included in Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.**
24.1	Powers of Attorney.**
99.1	Awareness Letter of PricewaterhouseCoopers LLP**

   * Filed herewith.

**	Previously filed.